EXHIBIT 1

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.300.29520-8

Publicly-Held Company

EXCERPT OF ITEM (2) OF THE MINUTES OF THE 124th MEETING OF

THE BOARD OF DIRECTORS, HELD ON JUNE 14, 2016.

As Secretary of the meeting of the Board of Directors, I hereby CERTIFY that item (2) of the Agenda included in the Minutes of the 124th Meeting of the Board of Directors of Oi S.A. held on June 14, 2016, at 11:00 am, at Praia de Botafogo, No. 300, 11th floor, suite 1101, Botafogo, in the City and State of Rio de Janeiro, reads as follows:

“Proceeding to item (2) of the Agenda, it was registered that in light of the resignation of Director Robin Bienenstock on June 10, 2016, her alternate Mr. Marcos Grodetzky automatically took office as a member of the Board of Directors.”

The majority members of the Board of Directors were present and affixed their signatures: José Mauro M. Carneiro da Cunha, Luiz Antonio do Souto Gonçalves, Ricardo Malavazi Martins, Thomas Reichenheim, Rafael Luís Mora Funes, André Cardoso de M. Navarro, Luís Maria Viana Palha da Silva, João Manuel Pisco de Castro e Marten Pieters.

Rio de Janeiro, June 14, 2016.

José Augusto da Gama Figueira

Secretary